UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2006

Inncardio, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Utah

(State or Other Jurisdiction of Incorporation)

000-28727	87-0624752
(Commission File Number)	(IRS Employer Identification No.)

4764 South 900 East, #3A, Salt Lake City, Utah	84117
(Address of Principal Executive Offices)	(Zip Code)

(801) 273-9300
(Registrant’s Telephone Number, Including Area Code)

             N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2006, Inncardio, Inc. a Utah corporation (the “Company”), entered into a Share Exchange Agreement with Long-e International Group Co., Ltd., a company organized under the laws of the British Virgin Islands (“Long-e”), and all of the shareholders of Long-e, pursuant to which the Company will issue 20,606,200 shares of its common stock to the Long-e shareholders and/or their designees in exchange for 100% of the issued and outstanding equity interests of Long-e (the “Share Exchange”). The Company also agreed to cancel 35,000 shares of common stock prior to the closing of the Share Exchange and to convert $325,304 of outstanding debt into 5,312,121 shares of common stock concurrent with the closing of the Share Exchange. Long-e is the parent of Agilon Science and Technology (Shenzhen) Co., Ltd., a wholly foreign owned company organized under the laws of the People’s Republic of China focused on the development, manufacture, marketing and servicing of automotive electronic systems and components, primarily alarm systems, tire pressure monitoring systems, and reverse sensor systems.

The consummation of the Share Exchange is subject to certain conditions, including, but not limited to, the closing of a private placement of the Company’s securities with proceeds of no less than $1.5 million and Long-e’s receipt of all regulatory approvals required, if any, from the Ministry of Commerce of the People’s Republic of China, the China Securities Regulatory Commission, the State Administration of Foreign Exchange, or any other Chinese governmental agency regulating the ownership of business operations in China by non-Chinese nationals and/or the ownership of offshore companies doing business in China by Chinese nationals. Pursuant to the terms of the Share Exchange Agreement, the Company expects there will be approximately 31,509,714 shares of common stock issued and outstanding after giving effect to the transactions contemplated by the Share Exchange Agreement.

The Share Exchange will result in a change-in-control of the Company by Long-e and its shareholders and the assumption of Long-e’s operations and liabilities, including those of Agilon. In connection with the change-in-control, the Board of Directors and management of Long-e will become the Board of Directors and management of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inncardio, Inc.
Date: November 30, 2006
	By:	/s/ Eric Thatcher
	Name:	Eric Thatcher
	Title:	Chief Executive Officer and
Principal Accounting Officer